Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-152146, 333-163208 and 333-216166 on Form S-8 and Registration No. 333-208115 on Form S-3 of our reports dated September 13, 2017, relating to the consolidated financial statements of pSivida Corp. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the substantial doubt about the Company’s ability to continue as a going concern), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of pSivida Corp. for the year ended June 30, 2017.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

September 13, 2017